Exhibit 10.2

Execution Version

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement ”) is hereby made and entered into between MEDNAX SERVICES, INC., f/k/a PEDIATRIX MEDICAL GROUP, INC., a Florida corporation (“Employer ”), and ROGER J. MEDEL, M.D. (“Employee ”) to be effective as set forth in Section 10 below. Employer and Employee may be referred to herein as a “Party ” and, together, the “Parties.”

WHEREAS, Employee was employed by Employer pursuant to the Employment Agreement with Employer dated August 7, 2011, as amended by that certain First Amendment with Employer dated October 4, 2017 and Second Amendment dated July 1, 2019 (as amended, the “Employment Agreement”) (capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Employment Agreement);

WHEREAS, Employee holds the positions of Chief Executive Officer of MEDNAX and a member of the MEDNAX Board;

WHEREAS, Employee’s employment with Employer is being terminated by Employer without Cause;

WHEREAS, the Parties have mutually agreed that the date of the Employee’s termination of Employee’s employment will be July 12, 2020 (the “Separation Date”);

WHEREAS, the Parties wish to enter into this Agreement and the Release attached hereto as Exhibit A (the “Release”), and the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”), to set forth the terms and conditions of the Parties’ obligations following the Separation Date;

WHEREAS, Employee’s execution and non-revocation of, and compliance with, a release of claims is a condition to receipt of certain severance payments and benefits under the Employment Agreement.

NOW THEREFORE, in consideration of the mutual covenants and mutual benefits contained herein, Employee and Employer agree as follows:

1.    Separation Date. Employee’s last day of employment with Employer will be the Separation Date. Employee will be paid, at his regular rate of pay, for any hours worked as an employee of Employer through the Separation Date, regardless of whether or not he signs this Agreement or the Release. As of the Separation Date, except as set forth herein, Employee is not to hold himself out as an officer, employee, agent, or authorized representative, or negotiate or enter into any agreements on behalf of, Employer or any of its Affiliates (as defined below) or otherwise attempt to bind Employer or any of its Affiliates, unless instructed in writing to do so by the Chief Executive Officer of Employer. By his signature below, Employee agrees that immediately upon the Separation Date and without any further action or notice on his part, Employee will be considered to have resigned from any and all positions as an officer or similar of Employer and any of its subsidiaries or Affiliates, other than Employee’s position as a director of MEDNAX. For purposes hereof, the term “Affiliate” shall mean any corporation, association, partnership, limited liability company, or other legal entity or organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such legal entity, whether through ownership of voting securities, by contract, or otherwise.

2.    Consulting Arrangement. Conditioned upon Employee’s signing this Agreement and signing and not revoking the Release, and complying with the terms of this Agreement and the Release, Employee shall be given the opportunity to provide consulting services to Employer pursuant to the terms of the Consulting Agreement attached hereto as Exhibit B. Employee shall be required to sign the Consulting Agreement to perform services and receive the consulting fees set forth therein. Employee agrees to waive any notice entitlements under Article 4 of the Employment Agreement in exchange for the opportunity to provide consulting services pursuant to the Consulting Agreement. The parties hereby intend that the level of Executive’s bona fide services shall be reduced to 20% or less of the average level of bona fide services provided by Executive during the thirty-six (36) month period immediately preceding the termination of employment and shall be considered a “separation from service” for purposes of Section 409A of the Internal Revenue Code.

3.    Payment Arrangements; Severance Benefits.

(a)    Conditioned upon Employee’s signing this Agreement and signing and not revoking the Release, and complying with the terms of this Agreement and the Release, Employee will be provided with the following payments and benefits (collectively referred to as the “Severance Benefits”):

i.

Severance payments and benefits due to Employee following a termination of his employment by Employer without Cause under (A) Section 5.4 of the Employment Agreement (including Sections 5.10 and 5.11; it being agreed that the amount to be paid to Employee pursuant to the third sentence of Section 5.4 on each of the first and second anniversaries of the Separation Date is $1,125,000.00, representing Employee’s most recent performance bonus paid prior to the Separation Date), (B) Section 5.13 of the Employment Agreement, and (C) 5.16 of the Employment Agreement, provided that with respect to the provision of administrative services, the Company may provide such services directly or reimburse the Employee as mutually agreed upon by the parties;

ii.

Vesting of three hundred ninety-five thousand, six hundred fifteen (395,615) restricted shares of MEDNAX common stock, par value $0.01 per share (the “Unvested Shares”), previously granted to Employee by MEDNAX that remain unvested as of the Separation Date, which shall continue to vest until fully vested and automatically vest in full in the amounts and on the dates set forth below:

Original Grant Date	Vesting Date	Number of Shares
March 1, 2018	March 1, 2021	49,146

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February 12, 2019	February 12, 2021	59,472
	February 12, 2022	59,472

February 13, 2020	February 13, 2021	75,842
	February 13, 2022	75,841
	February 13, 2023	75,842

Notwithstanding the foregoing, upon the earlier of (A) completion of the twelve (12) month consulting term set forth in the Consulting Agreement or (B) termination of the Consulting Agreement by Employer for any reason other than material breach by Employee, any outstanding Unvested Shares shall fully vest.

Employee acknowledges and agrees that the Severance Benefits are in addition to any other compensation to which Employee would be entitled absent his execution of a release pursuant to his Employment Agreement and that absent signing and not revoking a release, Employee will not be eligible for, nor shall Employee have a right to receive, any payments from Employer following the Separation Date other than accrued but unpaid Base Salary and employee benefits as of the end of the Employment Period.

Employee acknowledges and agrees that the Section 3(a)ii acceleration of vesting Severance Benefits are in addition to any other compensation to which Employee would be entitled absent his execution of this Agreement and the Release and that absent signing and not revoking this Agreement and the Release, Employee will not be eligible for, nor shall Employee have a right to receive, said benefits.

(b)    Any payment or provision of Severance Benefits under this Agreement and the Employment Agreement shall remain subject to the terms and conditions set forth in Article 5 and Article 8 of the Employment Agreement.

(c)    Employee shall serve as a non-employee member of the MEDNAX Board until the 2021 annual meeting of shareholders of MEDNAX, subject to his earlier resignation upon not less than fifteen (15) business days’ prior written notice to the MEDNAX Board.

(d)    Subject to the terms and conditions set forth in this Agreement including the effectiveness of the Release, no later than five (5) business days following the effectiveness of the Release, Employer shall place the severance amounts payable to Employee under Section 5.4 of the Employment Agreement into a “rabbi trust,” providing for the timely payment of the severance amounts held in the trust.

4.    Post-Separation Obligations.

(a)    Employee further reaffirms and agrees to comply with any and all covenants and agreements regarding non-competition, non-solicitation, confidential information, intellectual property and assignment of inventions, return of company property and non-disparagement to

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which Employee’s employment was subject, including without limitation the provisions in Section 8 (Restrictive Covenants; Confidential Information; Work Product; Injunctive Relief) of the Employment Agreement, including all subsections thereof, provided, however, that notwithstanding Section 8.4 of the Employment Agreement, Employer has agreed that Employee may retain Employer Property following the termination of the Employment Agreement (subject to the terms of the Employment Agreement) for use during Employee’s service on the MEDNAX Board and Employee’s services pursuant to the Consulting Agreement, and Employee agrees that Employee will return any such unreturned Employer Property promptly upon Employer’s request. Employee agrees and acknowledges that for purposes of Section 8 in the Employment Agreement the “Restricted Period” shall mean the Employment Period plus twenty-four (24) months from the Separation Date. For the avoidance of doubt, Employer acknowledges that Employee may, and hereby consents to, Employee employing his administrative assistant, Cindy Bobrick, at any time after the Separation Date.

(b)    Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that he shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if he (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

(c)    Nothing in this Agreement or in the Release attached hereto prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or a similar agency enforcing federal, state, or local anti-discrimination laws (except that Employee acknowledges that he may not recover any monetary benefits or personal relief in connection therewith). In addition, nothing in this Agreement or in the Release attached hereto, including but not limited to the release of claims in the Release nor the confidentiality clauses herein, prohibits Employee from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement or the Release attached hereto prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

5.    Consideration Period. Employee shall have twenty-one (21) days to sign this Agreement, but he may knowingly and voluntarily waive that twenty-one (21) day period by signing this Agreement earlier. The consideration period within which Employee will be required to sign and return the Release shall be as set forth in the Release.

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6.    Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Any dispute between the Parties related to this Agreement or any agreement referenced herein shall be determined according to the arbitration and dispute resolution provisions set forth in Section 9 of the Employment Agreement, provided, however, that notwithstanding Section 9 of the Employment Agreement, (a) if Employee seeks arbitration to enforce the terms of this Agreement, including the Employment Agreement and the Consulting Agreement, Employer shall bear all costs associated with such arbitration, including but not limited to all costs of the arbitrator, and shall reimburse Employee on a monthly basis for his reasonable legal and other expenses, including all fees, incurred in connection with any such arbitration, and (b) in the event that Employer brings suit against Employee seeking injunctive relief, Employer agrees to advance all of Employee’s reasonable legal and other expenses, including all fees, incurred by Employee in connection with such action, provided, however, that if Employer ultimately prevails in seeking injunctive relief, Employee shall reimburse Employer all such advanced legal fees and other expenses.

7.    Employee Acknowledgement. Employee acknowledges that he has read this Agreement, that he has been advised (by this Agreement) to consult with an attorney before he signs this Agreement, and that he understands all of its terms and signs it voluntarily and with full knowledge of its significance and the consequences thereof.

8.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or Sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof.

9.    Contingent Severance Benefits. Employer’s continuing obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for in this Agreement and the Release. In the event that Employee breaches any of his obligations under this Agreement or the Release, Employee agrees that Employer may cease making any severance payments due under this Agreement, and recover all severance payments already made under this Agreement, in addition to all other available legal remedies. For the avoidance of doubt, a breach by Employee or noncompliance of terms and conditions by Employee under the Consulting Agreement shall not be deemed noncompliance with the terms and conditions provided for in this Agreement and the Release.

10.    Effective Date. Conditioned on all Parties executing it, this Agreement shall be considered effective as of July 12, 2020.

11.    Entire Agreement. Prior to the Separation Date, the Employment Agreement shall remain in full force and effect, except where the Employment Agreement and this Agreement conflict, in which case this Agreement shall control. As of the Separation Date, this Agreement, including the Release and Consulting Agreement attached hereto and the other documents referenced herein, and the surviving provisions of the Employment Agreement shall constitute the

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entire agreement between the Parties with respect to Employee’s former employment with Employer and the Parties’ relationship and obligations to each other; provided that any equity awards held by Employee shall be governed by the applicable equity plan and grant documents, and the Employment Agreement’s provisions regarding Employee’s vesting rights, including accelerated vesting rights, shall continue in full force and effect, in each case as modified by this Agreement.

12.    Assignment; Third Party Beneficiaries. This Agreement and all rights of Employee under this Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die before all Severance Benefits have been received by Employee, then such remaining Severance Benefits shall be paid to Employee’s devisee, legatee, or other designee or, if there is no such designee, Employee’s estate. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

[Signatures on following page]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the dates set forth below.

EMPLOYER:

MEDNAX SERVICES, INC.

By:	/s/ Manuel Kadre
Name:	Manuel Kadre
Title:	Lead Independent Director, MEDNAX, Inc.
Date:	July 12, 2020

EMPLOYEE:

/s/ Roger J. Medel, M.D.
ROGER J. MEDEL, M.D.

Date: July 12, 2020

[Signature Page to Separation Agreement]

EXHIBIT A

RELEASE

This Release (the “Release”) is hereby made and entered into between MEDNAX SERVICES, INC. (“Employer”) and ROGER J. MEDEL, M.D. (“Employee”) to be effective as set forth in Section 10 below. Employee’s execution of this Release is a condition to his receipt of the benefits pursuant to Section 2 and Section 3 of the Separation Agreement between Employer and Employee effective as of July 12, 2020 (the “Agreement”), to which this Release is attached as Exhibit A. Any terms not defined herein shall have the meaning set forth in the Agreement.

1.    Release.

(a)    Employee, for himself and his family, heirs, executors, administrators, legal representatives, and their respective successors and assigns, in exchange for the consideration to be provided pursuant to Article 5 of the Employment Agreement and as set forth in Sections 2-3 of the Agreement hereby gives up, releases, and discharges Employer, MEDNAX, Inc. and each of their subsidiaries, Affiliates, successors and assigns, and their current and former directors, managers, officers, employees, shareholders and agents in such capacities (each a “Released Party” and, collectively with Employer and MEDNAX, Inc., the “Released Parties”) from any and all rights and claims that Employee may have against the Released Parties as of the date Employee signs this Release arising from or in connection with Employee’s employment or termination of employment with Employer, including without limitation any and all rights and claims to or for attorneys’ fees, whether or not Employee presently is aware of such rights or claims or suspects them to exist. These rights and claims include, but are not limited to, any and all rights and claims which Employee may have under, or arising out of, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; and any other federal, state, or local constitution, statute, ordinance, executive order, or common law.

(b)    Notwithstanding anything in Paragraph 1(a) above to the contrary, this Release shall not apply to (i) any actions to enforce rights to receive any payments or benefits which may be due to Employee pursuant to the Employment Agreement, under any of Employer’s employee benefit plans, or the Consulting Agreement; (ii) any rights or claims that may arise as a result of events occurring after the date this Release is signed by Employee; (iii) any indemnification rights Employee may have as a current or former officer or director of Employer or its Affiliates; (iv) any claims for benefits under any directors’ or officers’ liability policy maintained by Employer or its Affiliates in accordance with the terms of such policy; (v) any rights Employee may have as a holder of equity securities of MEDNAX, including all vesting and accelerated vesting rights as set forth in the Employment Agreement and the Agreement; (vi) any claims that cannot be waived as a matter of law; (vii) any claims Employee may have to government-sponsored and administered benefits such as unemployment insurance, workers’ compensation insurance (excluding claims for retaliation under workers’ compensation laws), state disability insurance, and paid family leave benefits; and (viii) any benefits that vested on or prior to the Separation Date pursuant to a written benefit plan sponsored by Employer and governed by the federal law known as “ERISA.”

(c)    Nothing in this Release prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws (except that Employee acknowledges that he may not recover any monetary benefits or personal relief in connection therewith). Additionally, nothing in this Release prevents Employee from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Release prohibits or prevents Employee from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

2.    Employee Representations and Covenant Not to Sue. Employee represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, termination of employment, or any other matter arising on or prior to the date Employee signed this Release, and covenants and agrees that he will never individually or with any person or entity file, or commence the filing of, any charge, lawsuit, complaint, or proceeding with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to Paragraph 1(a) hereof (a “Proceeding”); provided, however, Employee retains the right to commence a Proceeding to challenge whether Employee knowingly and voluntarily waived his rights under ADEA. If Employee does pursue a legal claim or files an administrative charge that may not be released as a matter of law, or if such a claim or charge is brought on Employee’s behalf, Employee waives any right to recover any monetary payments or other individual benefits in any such proceeding (except that, for purposes of clarity, this limitation on monetary recovery shall not apply to proceedings before the Securities and Exchange Commission or pursuant to other federal whistleblower claims).

3.    Reimbursements; Employee Acknowledgements. Employee acknowledges that he has been or will be reimbursed by Employer for all business expenses in accordance with Section 3.1 of the Employment Agreement. Any requests for reimbursement of expenses must be submitted by September 1, 2020 to the Chief Financial Officer of Employer and supported by adequate documentation. Employee further acknowledges that he (a) has received payment in full for all services rendered in conjunction with Employee’s employment by Employer and that no other compensation is owed to Employee except as provided in the Agreement; (b) Employee has not been denied any request for leave to which he believes he was legally entitled, and Employee was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Employee has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver.

4.    Return of Employer Property. Employee agrees that, in accordance with Section 8.4 of the Employment Agreement, he has returned all Employer Property (as defined in Section 8.4 of the Employment Agreement) that Employer has requested he return and that he will return any unreturned Employer Property promptly upon Employer’s request.

5.    Separation Agreement. This Release incorporates by reference, as if set forth fully herein, all terms and conditions of the Agreement. Employee acknowledges that this Release is not intended to otherwise change, alter or amend any of the terms and conditions of the Agreement, which Agreement remains in full force and effect.

6.    Severability. If any provision of this Agreement, or any part thereof, is determined to be invalid or unenforceable by a court having jurisdiction in the matter, all of the remaining provisions and parts of this Agreement shall remain fully enforceable; except that, if the provisions in Paragraph 1 concerning releases are held to be invalid, illegal, or unenforceable, then Employee will be required to enter into a new Release with an enforceable release, unless otherwise agreed to in writing by all parties.

7.    Consideration Period; Revocation Period. Employee hereby shall have twenty-one (21) days to sign this Release, but he may knowingly and voluntarily waive that twenty-one (21) day period by signing this Release earlier. Employee shall have seven (7) days following the date on which he signs this Release within which he may revoke it by providing a written notice of his revocation to the General Counsel of Employer.

8.    Additional Employee Acknowledgement. Employee acknowledges that he has read this Release, that he has been advised to consult with an attorney before he signs this Release, and that he understands all of its terms and signs it voluntarily and with full knowledge of its significance and the consequences thereof.

9.    Consideration. Employee acknowledges that the execution of this Release is in further consideration of the payments due to Employee under the Consulting Agreement and as set forth in Section 3 of the Agreement, which includes benefits to which Employee acknowledges he would not be entitled if he did not sign this Release

10.    Effective Date. This Release shall take effect on the eighth (8th) day following Employee’s signing it unless Employee’s written revocation is delivered to the General Counsel of Employer within seven (7) days after Employee signs this Release, in which case this Release shall be null and void and of no legal effect.

Employee provides this Release as of the current date. Employee intends that this Release become a binding agreement between Employee and Employer.

[Signatures on following page]

EMPLOYER:

MEDNAX SERVICES, INC.

By:	/s/ Manuel Kadre
Name:	Manuel Kadre
Title:	Lead Independent Director, MEDNAX, Inc.
Date:	July 12, 2020

EMPLOYEE:

/s/ Roger J. Medel, M.D.
ROGER J. MEDEL, M.D.

Date: July 12, 2020

[Signature Page to Release]

EXHIBIT B

CONSULTING AGREEMENT

Execution Version

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is effective as of the Effective Date set forth herein by and between Roger J. Medel, M.D. (hereinafter referred to as “Contractor”) and MEDNAX SERVICES, INC., a corporation organized pursuant to the laws of the State of Florida (hereinafter referred to as “MEDNAX”).

RECITALS:

WHEREAS, MEDNAX provides management services to practices that service patients in the medical specialties of neonatology, pediatrics, maternal-fetal medicine, radiology, teleradiology and other related specialties;

WHEREAS, the parties have executed a Separation Agreement of even date (the “Separation Agreement”), which provides for Contractor to provide post-separation consulting services to MEDNAX pursuant to this Agreement;

WHEREAS, Contractor has expertise and knowledge relevant to MEDNAX’s business and can provide assistance to MEDNAX in his area of expertise; and

WHEREAS, MEDNAX desires to engage Contractor and Contractor desires to provide the Services (as defined below) to MEDNAX pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

I.    Independent Contractor Relationship. MEDNAX hereby contracts with Contractor and Contractor hereby accepts such independent contractor status to perform the Services for MEDNAX upon the terms and conditions hereinafter set forth. Nothing contained herein is intended to create, nor shall this Agreement be construed as creating, a relationship of employer-employee, principal-agent, or partnership between the parties. The manner and means by which Contractor chooses to complete the Services are in Contractor’s sole discretion and control. Contractor is not authorized to make any representation, contract, or commitment on behalf of MEDNAX or incur any liabilities or obligations of any kind in the name of or on behalf of MEDNAX. Any persons employed by or subcontracting with Contractor to perform any part of Contractor’s obligations hereunder shall be under the sole control and direction of Contractor and Contractor shall be solely responsible for all liabilities and expenses thereof. MEDNAX shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

II.    Duties and Services to be Provided by Contractor.

A.    Duties. It is understood and agreed that in the performance of the Services, duties and obligations set forth in this Agreement, Contractor shall at all times be acting and performing as an independent contractor. The duties of Contractor shall be to provide advisory and consulting services in Contractor’s area of expertise as agreed between Contractor and the Board of Directors of MEDNAX, Inc. (the “Board”) or the Chief Executive Officer of MEDNAX (the Board and the Chief Executive Officer, each a Responsible Party and, collectively, the “Responsible Parties”). The duties of Contractor shall include, but not be limited to, the following, in each case as agreed by Contractor and a Responsible Party: (i) performing activities to promote MEDNAX’s business, (ii) providing transition briefing information to MEDNAX’s executives and officers with respect to any and all operational matters and plans in which Contractor was involved during his position

Execution Version

as an officer of MEDNAX, for which Contractor was responsible during his position as an officer of MEDNAX, or about which Contractor has knowledge as a result of his former role as an officer of MEDNAX, and (iii) performing other services to effect an orderly and professional transition of Contractor’s former job duties and responsibilities (the duties described above and in clauses (i) through (iii) are referred to as the “Services”).

B.    Scheduling of Services. Contractor shall work a schedule as agreed with the Responsible Parties. Contractor shall render services hereunder at Contractor’s offices with occasional travel based on the nature of the projects, except that Contractor shall be expected to attend meetings of the Board. Contractor’s primary contact for the scheduling of the Services shall be Dominic Andreano, General Counsel.

C.    Covenants and Representations.

C.1.    Contractor agrees to (i) perform the Services in a reasonable, professional manner at all times and in accordance with standard applicable policies and procedures of MEDNAX; and (ii) to comply with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the Services.

C.2.    Upon execution of an appropriate “Terms of Use Agreement”, Contractor will be provided access free of charge to MEDNAX’s computer network.

C.3.    MEDNAX agrees to make available to Contractor all necessary records, reports, or other information in the custody of MEDNAX or its related practice groups, including, but not limited, to electronic mail and any and all internal documents and any and all external documents reasonably needed for performing the Services.

III.    Compensation.

A.    Fee. For all Services rendered by Contractor pursuant to this Agreement, Contractor shall receive a consulting fee equal to One Hundred Seventy-Seven Thousand Eighty-Three Dollars and Thirty-Three Cents ($177,083.33) per month (the “Fee”). The Fee shall be paid to Contractor by MEDNAX on a monthly basis in arrears no later than the fifth business day of each month for Services rendered during the immediately preceding month.

B.    Expenses. Contractor shall be reimbursed for ordinary and necessary expenses incurred by Contractor in the performance of Services that have been expressly approved in advance by MEDNAX, provided that Contractor has furnished such documentation for authorized expenses as MEDNAX may reasonably request. Contractor shall submit written documentation and receipts where available, itemizing the dates on which expenses are incurred. MEDNAX shall pay Contractor the amounts due pursuant to submitted reports.

C.    Other. As an independent contractor, Contractor understands that Contractor shall be fully responsible for Contractor’s own self-employment tax payments, as well as Social Security and other required tax payments. In addition, Contractor shall be responsible for Contractor’s own benefits, including health insurance coverage, disability insurance coverage, life insurance coverage, any other insurance and retirement plan, except as set forth in the Separation Agreement. MEDNAX shall only be responsible for payment of the Fee and travel expenses listed

Execution Version

in Section III.A. and Section III.B above. With respect to payments for premiums/deductibles, taxes, and withholdings described herein, Contractor shall indemnify and hold MEDNAX harmless from and against any and all claims, damages, losses or obligations asserted or imposed against MEDNAX by any local, state or federal agency or any other person or entity in connection with payment or recovery of such sums. MEDNAX shall provide Contractor with Form 1099 as required by law, showing all payments to Contractor for services rendered.

IV.    Term and Termination.

A.    Term and Termination. The term of this Agreement shall commence on July 12, 2020, provided that the Separation Agreement becomes effective according to its terms (the “Effective Date”), and end on the first anniversary of the Effective Date (the “Term”), unless this Agreement is earlier terminated as provided below.

B.    Termination by Contractor. Contractor may terminate this Agreement upon at least thirty (30) days prior written notice to MEDNAX. In the event of a termination set forth in this Section IV.B, MEDNAX shall (i) pay Contractor all monies due through the date of termination and (ii) reimburse the Contractor for non-cancellable expenses incurred hereunder prior to the date of notice of termination. As of the termination date or such earlier date at the direction of MEDNAX, Contractor shall stop all work under this Agreement and incur no further expenses hereunder. Contractor shall not receive any additional Fees or other compensation as of the date of termination.

C.    Termination by MEDNAX for Breach. MEDNAX may terminate this Agreement immediately upon the Contractor’s revocation of the Separation Agreement, Contractor’s willful refusal to perform the Services pursuant to this Agreement, or Contractor’s Material Breach. The term “Material Breach” shall mean the occurrence of any of (i) Contractor’s engagement in (a) willful misconduct resulting in material harm to Mednax, or (b) gross negligence; (ii) Contractor’s conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of Mednax’ assets; (iii) Contractor’s willful and continual failure, after written notice from the Board to (a) perform substantially the Services, or (b) follow, consistent with the Services, the reasonable lawful mandates of the Board; or (iv) Contractor’s material breach of the Separation Agreement (including the documents referenced therein).    No act or omission shall be deemed willful or grossly negligent for purposes of this definition if taken or omitted to be taken by Contractor in a good faith belief that such act or omission to act was in the best interests of Mednax or if done at the express direction of the Board. In the event of a termination set forth in this Section IV.C, MEDNAX shall (x) promptly pay Contractor all monies due through the date of notice of termination and (y) reimburse the Contractor for non-cancellable expenses incurred hereunder prior to the date of notice of termination. Upon the notice of termination, Contractor shall stop all work under this Agreement and incur no further expenses hereunder. Contractor shall not receive any additional Fees or other compensation as of the date of termination.

D.    Termination by MEDNAX for Convenience. In addition to the termination rights set forth in Section IV.C, MEDNAX may terminate this Agreement for any other reason upon at least thirty (30) days prior written notice to Contractor. In the event of a termination set forth in this Section IV.D, MEDNAX shall (i) pay Contractor a lump sum payment equal to the unpaid

Execution Version

Fees for each month remaining in the Term, payable no later than the date of termination; and (ii) reimburse the Contractor for non-cancellable expenses incurred hereunder prior to the date of notice of termination. Upon the notice of termination, the Contractor shall stop all work under this Agreement and incur no further expenses.

V.    Confidential Information; Intellectual Property Ownership.

A.    Confidential Information. Section 8.4 (Confidential Information) of that certain Employment Agreement, dated August 7, 2011, by and between MEDNAX and Consultant, as amended (the “Employment Agreement”) is hereby incorporated by reference in this Agreement, mutatis mutandis, and shall apply during the Term such that if Contractor receives access to any information in the course of providing Services during the Term that would have been “Confidential Information” (as defined in the Employment Agreement) if Contractor received access to such information during the term of the Employment Agreement, then any such information shall be deemed “Confidential Information” (as defined in the Employment Agreement) and the provision in Section 8.4 of the Employment Agreement shall apply to such information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Contractor shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

B.    Ownership of Work Product. Section 8.5 (Ownership of Work Product) of the Employment Agreement is hereby incorporated by reference in this Agreement, mutatis mutandis, and shall apply during the Term such that if Contractor conceives creates, designs, develops, or contributes any work product in the course of providing Services during the Term that would have been a “Work Product” (as defined in the Employment Agreement) if Contractor had conceived, created, designed, developed, or contributed such work product during the term of the Employment Agreement, then any such work product shall be deemed a “Work Product” (as defined in the Employment Agreement) and the provision in Section 8.5 of the Employment Agreement shall apply to such work product.

C.    Survival. The provisions of this Section VI shall survive the termination of this Agreement and Contractor’s services with MEDNAX.

VI.    Miscellaneous.

A.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received (i) on the date of delivery if delivered by hand during normal business hours of the recipient during a business day, otherwise on the next business day, (ii) on the date of transmission if an executed copy of such notice is sent via email with receipt acknowledged, or (iii) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a business day, otherwise on the next business day, at the address set forth below (or at such other address as shall be specified by a party in a notice given in accordance with this Section VII.A):

Execution Version

To MEDNAX:	MEDNAX Services, Inc. c/o Legal Department 1301 Concord Terrace Sunrise, FL 33323-2825 Attention: General Counsel
To Contractor: With a copy, which shall not constitute notice, to:	Roger J. Medel, M.D. Brett Hendee Hendee, McKernan, Schroeder, Wilkerson & Hendee, P.A. 1700 South MacDill Avenue Suite 200 Tampa, FL 33629

B.    Modification. This Agreement shall not be changed, modified or amended in any respect except by a written instrument signed by the parties hereto.

C.    Choice of Law and Invalid Provisions. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida. Any dispute between the parties related to this Agreement shall be determined according to the arbitration and dispute resolution provisions set forth in Section 9 of the Employment Agreement, as amended by the Separation Agreement, which provisions are incorporated by reference in this Agreement, mutatis mutandis. Nothing contained herein shall be construed to prevent MEDNAX or Consultant from seeking and recovering from the other damages sustained by either or both of them as a result of a breach of any term or provision of this Agreement. In the event of any controversy or claim arising out of or relating to this Agreement, each party will bear its own costs for arbitration or court and attorneys’ fees. The invalidity of any one or more of the words, phrases, sentences, clauses or Sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof.

D.    Successors. MEDNAX shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of MEDNAX, Inc.’s voting common stock or any other successor to all or substantially all of the business and/or assets of MEDNAX, Inc. to expressly assume and agree to perform and cause MEDNAX to perform this Agreement in the same manner and to the same extent that MEDNAX would be required to perform it if no such succession had taken place and Consultant hereby consents to any such assignment.

E.    Assignment; Third Party Beneficiaries. This Agreement and all rights of Consultant under this Agreement shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die after the Term and amounts would have been payable to Consultant under this Agreement if Consultant had continued to live, then such amounts

Execution Version

shall be paid to Consultant’s devisee, legatee, or other designee or, if there is no such designee, Consultant’s estate. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, Consultant may not assign the rights or benefits hereunder without the prior written consent of MEDNAX. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Consultant, Consultant’s heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

F.    Waiver. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

G.    Entire Agreement. This Agreement, together with the Separation Agreement and the other documents referenced therein, constitutes the entire agreement between the parties with respect to its subject matter and supersedes any and all prior agreements, arrangements or understandings, written or oral, between the parties with respect to the same subject matter.

[signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the Effective Date set forth herein.

MEDNAX:

MEDNAX SERVICES, INC.

By:

Name:
Title:

CONTRACTOR:

ROGER J. MEDEL, M.D.